EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITOR

The Board of Directors of
Safe Aid Products Incorporated:

         We hereby consent to the use of our reports dated September 19, 1997 and April 9, 1997, relating to the financial statements of GMG Computer Consultants, Inc. for the fiscal years ended December 31, 1995 and 1996, in the preliminary proxy statement of Safe Aid Products Incorporated to be filed with the Securities and Exchange Commission on September 29, 1997.

         We also consent to the reference to us under the caption "Experts" in the Preliminary Proxy Statement.

/s/ Jay S. Shaprio, P.A.

North Miami Beach, Florida
September 29, 1997